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                                                                    EXHIBIT 8.1

                           GARDNER, CARTON & DOUGLAS
                           SUITE 3400--QUAKER TOWER
                            321 NORTH CLARK STREET
                         CHICAGO, ILLINOIS 60610-4795
                                (312) 644-3000
                                TELEX: 25-3628                 WASHINGTON, D.C.
                          TELECOPIER: (312) 644-3381

                                April 11, 1996

Minnesota Educational
 Computing Corporation (MECC)
6160 Summit Drive North
Minneapolis, MN 55430-4003

Gentlemen:

  We have acted as special counsel to Minnesota Educational Computing Corporation (MECC), a Minnesota corporation ("MECC"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger by and among SoftKey International Inc., a Delaware corporation ("SoftKey"), SchoolCo Inc., a Minnesota corporation and a wholly owned subsidiary of SoftKey ("SchoolCo"), and MECC, dated as of October 30, 1995 (the "Merger Agreement") and (ii) the preparation and filing of the Joint Proxy Statement-Prospectus, filed with the Securities and Exchange Commission on November 22, 1995, as amended by Amendment No. 1 thereto filed on December 4, 1995, as further amended by Amendment No. 2 thereto filed on December 8, 1995, as further amended by Amendment No. 3 thereto filed on January 4, 1996, as further amended by Amendment No. 4 thereto filed on March 13, 1996, and as further amended by Amendment No. 5 thereto filed on April 10, 1996 (the "Joint Proxy Statement-Prospectus"), under the Securities Exchange Act of 1934, as amended, and the preparation of a Registration Statement on Form S-4 (the "Registration Statement"), of which the Joint Proxy Statement-Prospectus forms a part. Unless otherwise indicated, each defined term has the meaning ascribed to it in the Merger Agreement.

  In the Merger, each issued and outstanding common share, par value $.01 per share, of MECC ("MECC Common Shares") (other than shares to be canceled in accordance with clause (ii) below and shares as to which dissenters' rights have been duly demanded under Minnesota law) will be converted into the right to receive a number of fully paid and nonassessable shares of SoftKey Common Stock equal to the result (the "Exchange Ratio") obtained by dividing $40 by the volume weighted average of the closing prices for SoftKey Common Stock on the NNM for the twenty full trading days ending on the third full trading day prior to the Effective Time (but in no event will the Exchange Ratio be greater than 1.14286 or less than .88889), and (ii) all MECC Common Shares that are held by MECC as treasury shares and any MECC Common Shares owned by SoftKey, SchoolCo or any other wholly owned subsidiary of SoftKey will be canceled and retired and shall cease to exist and no stock of SoftKey or other consideration shall be delivered in exchange therefor.

  In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of (i) the Joint Proxy Statement-Prospectus, (ii) the Merger Agreement and
(iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.
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Minnesota Educational Computing Corporation (MECC)
6160 Summit Drive North
Minneapolis, MN 55430-4003
April 11, 1996
Page 2

  Based upon these assumptions and subject to (i) the Merger being consummated in the manner described in the Merger Agreement, (ii) the accuracy of the facts concerning the Merger that have come to our attention during our engagement, (iii) certain representations made by SoftKey, SchoolCo, MECC and certain MECC stockholders in connection with the issuance of our opinion, including the representations contained in their respective letters to us, dated as of the date hereof and (iv) the retention after the completion of the Merger of a significant continuing equity interest in SoftKey by the historic shareholder of MECC, we are of the opinion that the material U.S. federal income tax consequences of the Merger to SoftKey, MECC and the holders of MECC Common Stock are as follows:

    1. The Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    2. As a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code, the Merger will result in the following general federal income tax consequences:

      A. SoftKey, MECC and SchoolCo will not recognize any gain or loss as a result of the Merger.

      B. No gain or loss will be recognized by holders of MECC Common Shares who exchange their MECC Common Shares for SoftKey Common Stock, except with respect to any cash received by MECC shareholders in lieu of fractional shares of SoftKey Common Stock.

      C. A holder of MECC Common Shares who receives cash in lieu of a fractional share of SoftKey Common Stock in the Merger generally will be treated as if the fractional share had been distributed to such holder as part of the Merger and then redeemed by Softkey in exchange for the cash distributed in lieu of the fractional share in a transaction qualifying as an exchange under Section 302 of the Code. As a result, a holder of MECC Common Shares generally will recognize capital gain or loss with respect to the cash payment received in lieu of a fractional share.

      D. Each holder's aggregate tax basis in the SoftKey Common Stock received in the Merger will equal his aggregate tax basis in the MECC Common Shares exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received.

      E. Provided that the MECC Common Shares are held as a capital asset at the Effective Time, the holding period of SoftKey Common Stock received in the Merger in exchange therefor will include the holding period of such MECC Common Shares.

  We express no opinion as to whether such description addresses all of the U.S. federal income tax consequences of the Merger that may be applicable to SoftKey, MECC, or the holders of MECC Common Stock. In addition, we express no opinion as to the U.S. federal, state, or local, or foreign or other tax consequences, other than as set forth in the Joint Proxy Statement-Prospectus under the heading "Certain Federal Income Tax Consequences of the Merger."

  In rendering our opinion, we have considered the applicable provisions of the Code, Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. We are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any representation to no longer be true or correct.
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  This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission.

  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Certain Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ Gardner, Carton & Douglas
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